Rule 424(b)(3)
                                                File No. 33-61481

Pricing Supplement No. 0158                 Dated: March 25, 1997
(To Prospectus dated November 2, 1995 and
Prospectus Supplement dated November 2, 1995)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series E
           Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $25,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent is acting as Principal)
Agent's Discount or Commission: None
Net proceeds to Company: $25,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): April 16, 1997
Maturity Date: April 16, 2012
Agent: Smith Barney Inc.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. Dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon Note):

The rate of interest on the Note will be as follows:

  From and including   To, but excluding   Rate Per Annum
  ------------------   -----------------   --------------
  April 16, 1997       April 16, 1998       7.50%
  April 16, 1998       April 16, 1999       7.50%
  April 16, 1999       April 16, 2000       7.55%
  April 16, 2000       April 16, 2001       7.60%
  April 16, 2001       April 16, 2002       7.65%
  April 16, 2002       April 16, 2003       7.70%
  April 16, 2003       April 16, 2004       7.75%
  April 16, 2004       April 16, 2005       7.80%
  April 16, 2005       April 16, 2006       7.85%
  April 16, 2006       April 16, 2007       7.90%
  April 16, 2007       April 16, 2008       7.95%
  April 16, 2008       April 16, 2009       8.00%
  April 16, 2009       April 16, 2010       8.50%
  April 16, 2010       April 16, 2011       9.00%
  April 16, 2011       Maturity Date       10.00%

Interest on the Note will be calculated on a 30/360 basis and will be payable semiannually in arrears on October 16 and April 16 of each year, commencing October 16, 1997, through and including the date of Maturity (each, an "Interest Payment Date"), and the Regular Record Date in respect of each Interest Payment Date will be the first day (whether or not a Business Day) of the month in which such Interest Payment Date occurs.
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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
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Early redemption at Company's option:
  / / No    /X/ Yes  (See below)

  Redemption date(s): Each Interest Payment Date excluding the
    Maturity Date, commencing April 16, 1999
  Redemption price(s): 100% of the principal amount of the Note Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note.

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.